Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Viking Therapeutics, Inc. on Form S-8 of our report dated February 7, 2024, with respect to our audits of the consolidated financial statements of Viking Therapeutics, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 and our report dated February 7, 2024 with respect to our audit of internal control over financial reporting of Viking Therapeutics, Inc. as of December 31, 2023 appearing in the Annual Report on Form 10-K of Viking Therapeutics, Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

February 7, 2024